                                                      Filed Under Rule 424(b)(3)
                                                      Registration No. 333-70880


                  Prospectus Supplement Dated January 27, 2004
                                       to
                          Prospectus Dated July 8, 2002

                           AUTHENTIDATE HOLDING CORP.

                            SELLING SECURITY HOLDERS

         This prospectus supplement relates to the resale of an aggregate of 3,649,803 shares of our common stock, held by or issuable to the Selling Security Holders upon conversion or exercise of Series C Preferred Stock or warrants or issuable as dividends on shares of Series C Preferred Stock. You should read this prospectus supplement in conjunction with the prospectus dated July 8, 2002, which is to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the prospectus.

         The information in the following table is presented as of January 27, 2004 and supplements the information in the table appearing under the heading "Selling Security Holders" beginning on page 19 of the prospectus dated July 8, 2002, including any amendments or supplements thereto, and was provided by or on behalf of the selling security holder. The following table sets forth as to the Selling Security Holder listed below:

o the number of shares of our common stock that the Selling Security Holder beneficially owned prior to offering for resale of any shares of our common stock listed herein;

o the number of shares of our common stock that may be offered for resale for the Selling Security Holder's accounts under this prospectus; and

o the number and percent of shares of our common stock to be held by the Selling Security Holder after the offering of the shares registered hereunder, assuming all of such shares are sold by the Selling Security Holder and that such person does not acquire any other shares of our common stock prior to the assumed sale of all of the resale shares.


                                                                                                              Percentage of
                                                  Shares                                    Shares                Shares
                Name of                     Beneficially Owned          Shares            Owned After          Owned After
        Selling Security Holder             Prior to Offering          Offered             Offering            Offering (1)
-------------------------------------------------------------------------------------------------------------------------------
Cranshire Capital LP(2)                         31,000(2)                31,000(2)             0                   **
-------------------------------------------------------------------------------------------------------------------------------

---------------
**       Percentage is less than 1%.
     (1) Percentage based on 26,820,207 shares outstanding as of January 23, 2004.
     (2) Listed shares offered pursuant to this prospectus are issuable upon exercise of warrants. Mr. Mitchell P. Kopin possesses investment control over the listed shares.

           The date of this prospectus supplement is January 27, 2004